Exhibit 10.2

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of November 15, 2024, is by and among Capstone Technologies Group, Inc., a Nevada corporation (the “Corporation”), the Arena Investor (as defined herein) and the Other Shareholders (as defined herein).

WHEREAS, each Shareholder (as defined herein) owns, as of the date hereof, that number of Shares (as defined herein) set forth opposite such Shareholder’s name on Annex I attached hereto or Annex II attached hereto, as applicable;

WHEREAS, the Corporation and the Arena Investor are parties to a certain Note Purchase Agreement dated as of October 24, 2024 (the “Note Purchase Agreement”), pursuant to which, among other things, the Corporation issued to the Arena Investor the Notes (as defined in the Note Purchase Agreement) (the “Convertible Notes”);

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

The following terms have the following meanings:

“Acceptance Notice” has the meaning set forth in Section 3.4(a).

“Accredited Investor” shall have the meaning set forth in Rule 501 of the Securities Act.

“Affiliate” means, with respect to any Person, any (a) director, manager, officer, limited or general partner, member or equity holder holding 5% or more of the outstanding capital stock or other equity interests of such Person, (b) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (a) above relating to such Person) and (c) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Approved Sale” shall have the meaning set forth in Section 3.6(a).

“Arena Directors” shall have the meaning set forth in Section 2.1(b)(i).

“Arena Investor” means, collectively, Arena Investors, LP, its successors and assigns and any Permitted Transferee thereof and any Person who becomes a party to this Agreement as an Arena Investor pursuant to Section 3.1 or 3.2 as approved by Arena Investors, LP.

“Arena Investor Shares” means all Equity Securities of the Corporation held at any time during the term of this Agreement by the Arena Investor.

“Arena Right of First Refusal” shall have the meaning set forth in Section 3.3(a)(ii).

“Arena Option Period” shall have the meaning set forth in Section 3.3(a)(ii).

“Audit Committee” has the meaning set forth in Section 2.4.

“Audit Firm” has the meaning set forth in Section 5.1(a).

“Board” means the Board of Directors of the Corporation.

“Business Day” shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Bylaws” shall mean the bylaws of the Corporation (as the same may be amended, modified or supplemented from time-to-time after the date hereof).

“Charter” means the Amended and Restated Articles of Incorporation of the Corporation filed with the Secretary of State of the State of Nevada on or around the date hereof, and as amended from time to time.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Common Stock Equivalent” means, at any time, a share of Common Stock or the right to acquire, whether or not such right is immediately exercisable, a share of Common Stock, whether evidenced by an option, warrant, convertible security (including the Convertible Notes) or other instrument or agreement.

“Compensation Committee” has the meaning set forth in Section 2.4.

“Corporation” shall have the meaning set forth in the preamble.

“Corporation Right of First Refusal” shall have the meaning set forth in Section 3.3(a)(iv).

“DrivenIQ” means DrivenIQ Corporation, a Delaware corporation.

“DrivenIQ Transaction Documents” means that certain Note Purchase Agreement, dated as of April 29, 2024, by and among DrivenIQ Corporation, a Delaware corporation, the Corporation and the other Investors party thereto (the “NPA”), the Transaction Documents (as defined in the NPA) and Shareholder Agreements (as defined in the NPA).

“Equity Securities” means all shares of capital stock of the Corporation, including, without limitation, the Shares, all Common Stock Equivalents and all options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise.

“Excluded Securities” means (i) shares of Common Stock at any time issuable upon the exercise of options granted to directors, officers, consultants and employees of the Corporation issued pursuant to the Option Plan, (ii) shares of Common Stock issued in connection with any acquisition by the Corporation approved by the Board, (iii) Equity Securities issued or issuable in connection with an acquisition, merger, strategic partnership, consulting, vendor, distributor, joint venture or similar agreement, provided that such agreement is approved by a majority of the Board of Directors, and (iv) Equity Securities of the Corporation issued after the date hereof to give effect to any stock dividend or distribution, stock split, reverse stock split or combination or other similar pro rata recapitalization event affecting any class or series of Common Stock.

“Future Shareholder” shall have the meaning set forth in Section 3.1.

“GAAP” means generally accepted accounting principles employed in the United States.

“Governance Committee” has the meaning set forth in Section 2.4.

“Governmental Entity” means any nation or government, any state, province, county, city, municipality, town, village, department or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” means:

(a)          in the case of any Shareholder who is an individual, (i) such Shareholder, (ii) the spouse or any lineal descendant (including adopted children) of such Shareholder, (iii) any trust solely for the benefit of such Person and/or the spouse or lineal descendants (including adopted children) of such Shareholder, (iv) a charitable foundation under the control of such Shareholder, (v) a family trust, partnership or limited liability company under the control of such Shareholder or established solely for the benefit of such Shareholder and/or such Shareholder’s spouse or lineal descendants (including adopted children) or for estate planning purposes provided such family trust, partnership or limited liability company remains under the control of such Shareholder, (vi) the estate of such Person and (vii) all Affiliates of such Shareholder;

(b)          in the case of any Shareholder that is a partnership, (i) such Shareholder, (ii) its limited, special and general partners, (iii) any Person to which such Shareholder shall Transfer all or substantially all of its assets or with which it shall be merged, (iv) all employees of such Shareholder and (v) all Affiliates such Shareholder; and

(c)          in the case of any Shareholder which is a corporation or a limited liability company, (i) such Shareholder, (ii) its shareholders or members as the case may be, (iii) any Person to which such Shareholder shall Transfer all or substantially all of its assets, and (iv) all Affiliates of such Shareholder.

“Initial Subscribing Investor” shall have the meaning set forth in Section 3.5(f).

“Joinder Agreement” shall have the meaning set forth in Section 3.1.

“Liquidation” shall mean (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction, or (ii) any Sale of the Corporation.

“New Securities” means all Equity Securities other than Excluded Securities.

“New Security Purchase Price” shall have the meaning set forth in Section 3.5(a).

“Note Purchase Agreement” shall have the meaning set forth in the recitals.

“Offer Notice” shall have the meaning set forth in Section 3.3(a).

“Offer Price” shall have the meaning set forth in Section 3.3(a).

“Offered Shares” shall have the meaning set forth in Section 3.3(a).

“Option Plan” means a stock option plan of the Corporation adopted by the Board.

“Other Accredited Shareholder” shall have the meaning set forth in Section 3.5(f).

“Other Shareholder” means each of the Persons set forth on Annex II hereto and any Person who becomes a party to this Agreement as an Other Shareholder pursuant to Section 3.1 or 3.2.

“Other Shareholder Shares” means all Equity Securities held at any time during the term of this Agreement by any Other Shareholder.

“Permitted Transferee” shall have the meaning set forth in Section 3.2(a).

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“Preemptive Offer” shall have the meaning set forth in Section 3.5(a).

“Preemptive Offer Notice” shall have the meaning set forth in Section 3.5(a).

“Preemptive Offer Number” shall have the meaning set forth in Section 3.5(b).

“Preemptive Offer Period” shall have the meaning set forth in Section 3.5(a).

“Prevailing Party” means, in an action seeking (i) monetary damages, a party shall be deemed a Prevailing Party for purposes of this Agreement if it secures as a final judgment, a dollar amount (excluding interest) that is equal to or greater than fifty percent (50%) of the amount claimed as damages in the complaint or as a counterclaim in the answer, and, if such party fails to secure an amount equal to or greater than fifty percent (50%) of the amount claimed, then the other party shall be deemed to be the Prevailing Party for purposes of this Agreement; (ii) a declaratory ruling or a permanent injunction, a party shall be deemed a Prevailing Party for purposes of this Agreement if it successfully secures the relief sought, and, if such party is unsuccessful in securing such relief, then the other party shall be deemed to be the Prevailing Party; and (iii) monetary damages and a demand for a declaratory ruling or permanent injunction, such party shall be deemed to be a Prevailing Party for purposes of this Agreement only if it satisfies the criteria in both clauses (i) and (ii), and, if such party does not satisfy such criteria, then the other party shall be deemed to be the Prevailing Party; provided, however, if one party would be a Prevailing Party under one of the clauses in this definition and the other party would be a Prevailing Party under another clause, then neither party shall be deemed a Prevailing Party for purposes of this Agreement.

“Pro Rata Amount” means, with respect to any Shareholder, the quotient obtained by dividing (i) the number of Common Stock Equivalents held by such Shareholder by (ii) the aggregate number of Common Stock Equivalents held by all Shareholders or class of Shareholders (as applicable), assuming in each case the conversion or exchange of all securities by their terms convertible into or exchangeable for Common Stock and the exercise of all vested and “in the money” options to purchase or rights to subscribe for Common Stock (including warrants) or such convertible or exchangeable securities.

“Proposed Transaction” shall have the meaning set forth in Section 3.3(a).

“Proposed Transferee” shall have the meaning set forth in Section 3.3(a).

“Purchase Notice” shall have the meaning set forth in Section 3.5(b).

“Related Fund” means, with respect to a Shareholder, any fund, trust, collective pool, vehicle or entity that (i) primarily invests in equity and/or debt securities of corporations or other entities in the ordinary course of its business and (ii) is principally advised or managed by such Shareholder, an Affiliate of such Shareholder, an investment advisor that manages an such Shareholder or an Affiliate of any such investment advisor that manages such Shareholder.

“Rights of First Refusal” shall have the meaning set forth in Section 3.3(a)(ii).

“Sale of the Corporation” shall have the meaning set forth in the Charter.

“Sale Representative” shall have the meaning set forth in Section 3.6(c).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder.

“Second Option Period” shall have the meaning set forth in Section 3.3(a)(iii).

“Shareholders” means the Arena Investors, the Other Shareholders and any Future Shareholders.

“Shares” means all Investor Shares and all Other Shareholder Shares.

“Subscribing Shareholders” shall have the meaning set forth in Section 3.5(a).

“Subsidiary” means, with respect to any Person, any other Person the majority of whose Equity Securities or voting securities are directly or indirectly owned or controlled by such Person.

“Tag-Along Notice” shall have the meaning set forth in Section 3.4(a).

“Tag-Along Right” shall have the meaning set forth in Section 3.4(a).

“Transfer” means to sell, transfer, assign, pledge, hypothecate or otherwise dispose of Equity Securities, either voluntarily or involuntarily and with or without consideration.

“Transferee” means any Person to whom a Shareholder shall Transfer Shares in accordance with this Agreement.

“Transferring Shareholder” shall have the meaning set forth in Section 3.3(a).

ARTICLE II

BOARD REPRESENTATION

2.1.	Board Representation.

(a)          The size of the Board shall initially be set at five (5) members.

(b)          The presence of three (3) Directors is required to constitute a quorum of the Board, which shall be comprised as follows:

(i)           Three persons (or such greater number so that the number of Arena Directors constitutes a majority of the members of the Board) designated from time to time by the Arena Investors (the “Arena Directors”), which individuals shall initially be Vincent DeVito, Shahid Ramzan and Jose Velasco;

(ii)          one person designated from time to time by the holders of a majority of the Common Stock, which individually shall initially be Michael Pruitt; and

(iii)         DrivenIQ’s Chief Executive Officer, who as of the date of this Agreement is Vernon Hanzlik.

2.2.	Voting Agreement.

(a)          Each Shareholder covenants and agrees to vote all Equity Securities held by such Shareholder for (i) the election to the Board of all individuals nominated in accordance with Section 2.1 of this Agreement and for the removal from the Board of all directors proposed to be removed in accordance with Section 2.1 of this Agreement, and (ii) the election to each committee of the Board of at least one Director nominated by the Arena Investor, and in each case shall take all actions required on its behalf to give effect to the agreements set forth in this Article II. Each Shareholder shall use its respective best efforts to cause each individual originally nominated by such Shareholder to vote for the election to the Board of all individuals nominated in accordance with Sections 2.1 and 2.4 of this Agreement and Section 4.5(b) of the Charter.

(b)          Pursuant to this Section 2.2, the Act and the Bylaws, each Shareholder hereby approves and votes all of his, her or its Equity Securities in favor of the election to the Board of each of the initial designees named pursuant to Section 2.1 of this Agreement.

(c)          Each Shareholder agrees to vote or cause to be voted all Equity Securities owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to (x) increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of convertible notes, preferred stock or other instruments outstanding at any given time or (y) implement a reverse stock split transaction recommended by the Board in order to reduce the number of outstanding shares of the Corporation on a pro rata basis.

(d)          Each Other Shareholder hereby delivers to the Arena Investor an irrevocable proxy, coupled with an interest, authorizing the Arena Investor, to act as proxy of such Other Shareholder, with full powers of substitution and resubstitution, and hereby authorizes the Arena Investor to vote, give consents and in all other ways act in such Other Shareholder’s place with respect to all Other Shareholder Shares held by such Other Shareholder (and any and all other Equity Securities issued in respect thereof) in connection with such Other Shareholder’s agreements contained in Section 2.2, which proxy shall be valid and remain in effect until the provisions of Section 2.2 expire. Each of the Other Shareholders and the Corporation hereby agrees to hold harmless, and the Corporation further agrees to defend and indemnify the Arena Investor against all losses, claims, damages and liabilities, together with all reasonable costs and expenses (including reasonable legal fees and expenses), related to or arising from their exercise of the proxy and power of attorney granted hereby. For the avoidance of doubt, this proxy right solely relates to appointing the Arena Directors and will automatically terminate upon an uplisting transaction of the Company onto NASDAQ or other stock exchange (an “Uplisting”).

(e)          Upon Uplisting, 2 of the 3 Arena Directors appointed pursuant to this agreement will resign and will be replaced by qualified independent Directors.

2.3.	Nomination and Removal Procedures; Vacancies.

(a)          Each nomination of a director to the Board or any committee thereof and any proposal to remove a director from the Board or any committee thereof shall be made by delivering to the Corporation a notice signed by the party or parties entitled to such nomination or removal. As promptly as practicable, but in any event within ten (10) days, after delivery of such notice, the Corporation shall take or cause to be taken such corporate actions as may be required to cause the election or removal proposed in such notice. Such corporate actions may include calling a meeting or soliciting a written consent of the Board, or calling a meeting or soliciting a written consent of the Shareholder.

(b)          The directors designated as nominees under Section 2.1 of this Agreement (and in accordance with Section 2.3(a) above) will be elected at any annual or special meeting of the Shareholders (or by written consent of the entitled Shareholder in lieu of a meeting of the Shareholders) and will serve until their successors are duly elected and qualified or until their earlier resignation or removal.

(c)          Subject to the foregoing regarding the appointment of directors, in the event a vacancy is created on the Board (whether by reason of the death, disability, removal (with or without cause) or resignation of any director), such vacancy shall be filled in accordance with the procedures set forth in Section 2.1 of this Agreement.

(d)          No Shareholder shall have the ability to remove a director to the extent that such director was not nominated by such Shareholder.

(e)          The Corporation and each Shareholder shall take such corporate actions as may be reasonably required to ensure that the composition of the board of directors (or similar governing body) of all direct and indirect Subsidiaries of the Corporation is identical to the composition of the Board.

2.4.	Committees.

(a)          The Board may, by resolution passed by a majority of the Board, designate one or more committees of the Board, and, except as otherwise provided in this Agreement, may delegate certain authority to such committees of the Board. The size of each committee of the Board shall be set at two (2) members. The two (2) members of any given committee of the Board shall be nominated by the Arena Investor.

(b)          The presence of at least two (2) Directors shall be required for any meeting of a committee and the vote of two (2) Directors shall be required for a committee to make a recommendation to the Board or take any other action.

(c)          The Board of Directors shall have a compensation committee (the “Compensation Committee”), an audit committee (the “Audit Committee”) and a corporate governance committee (the “Governance Committee”). For each committee of the Board, the Board shall, by resolution of a majority of the Board establish charters for each committee.

(i)           The Compensation Committee shall be a standing committee whose purpose is to discharge the Board’s responsibilities relating to the compensation of the Corporation’s executive officers and to consider, recommend, administer and implement the Corporation’s compensation plans, policies and programs, including incentive- compensation plans and equity-based plans. Without limiting the foregoing and the requirements set forth in Section 2.4(b), the Compensation Committee shall be responsible for considering and making recommendations to the Board in respect of (A) adoption or amendment of an Option Plan, and (B) creating bonus plans or programs, issuing (or agreeing to issue) bonuses, the payment of which is contingent upon the occurrence of a Liquidation, a change of control or similar event.

(ii)          The Governance Committee shall be a standing committee whose purpose is to exercise general oversight with respect to the governance of the Board, assist in shaping the Corporation’s corporate governance policies and practices and oversee the Corporation’s executive management team. Without limiting the foregoing and the requirements set forth in Section 2.4(b), the Governance Committee shall be responsible for considering and making recommendations to the Board in respect of (A) hiring or terminating the employment of the chief executive officer, president, chief financial officer, chief operating officer, or any other employee or consultant to the Corporation or its Subsidiaries with total annual compensation in excess of $100,000, amendments or modifications to the compensation of any such employee or consultant (inclusive of any bonus that may be payable to such Person), and amendments or modifications to any other terms of any employment agreement or consulting agreement with any such employee or consultant, (B) managing and settling any material lawsuit, proceeding or investigation or (C) the creation of any joint venture, partnership or Subsidiary or any other investments in any Person.

(iii)         The Audit Committee shall be a standing committee whose purpose is to assist the Board in overseeing the Corporation’s compliance with legal and regulatory requirements regarding accounting, internal accounting controls and auditing matters, the audit services provided by the Corporation’s independent auditors, and the quality of the Corporation’s financial reporting process, internal controls and procedures for financial reporting and internal audit function, and development of the Corporation’s financial statements. The Corporation’s independent auditor shall report directly to the Audit Committee.

2.5.        Meetings; Expenses. The Corporation shall reimburse each member of the Board for his or her reasonable out-of-pocket expenses (including travel) incurred in connection with the attendance of meetings of the Board or committees of the Board.

2.6.	Matters Requiring Arena Director Approval.

(a)          The Corporation shall not, and shall cause its Subsidiaries not to, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion or otherwise, effect any of the following without (in addition to any other vote required by law or the Charter) the written consent or affirmative vote of each of the Arena Directors given in writing or by vote at a meeting, consenting or voting (as the case may be), and any such act or transaction entered into without such consent or vote prior to such act or transaction being effected shall be null and void ab initio, and of no force or effect.

(i)           Liquidate, effect any merger, consolidation, statutory conversion, transfer, domestication, or continuance;

(ii)          amend, alter or repeal any provision of the Charter or Bylaws;

(iii)         create, or authorize the creation of, any class or series of capital stock of the Corporation;

(iv)         purchase or redeem (or permit any Subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary pursuant to the terms of written agreements in connection with the cessation of such employment or service at no greater than the original purchase price thereof;

(v)          create, adopt, amend, terminate or repeal any equity (or equity-linked) compensation plan or amend or waive any of the terms of any option or other grant pursuant to any such plan;

(vi)         create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money other than equipment leases, bank lines of credit or trade payables incurred in the ordinary course unless such debt security has received the prior approval of the Board;

(vii)        create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one (1) or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(viii)       increase or decrease the authorized number of directors constituting the Board, change the number of votes entitled to be cast by any director or directors on any matter;

(ix)         approve any merger, sale of assets or any other corporate reorganization or acquisition;

(x)          enter into or be a party to any transaction with any director or officer of the Corporation or any “associate” (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person, except as contemplated hereby; or

(xi)          take any action, provide any consent or provide any additional funding under the DrivenIQ Transaction Documents, including, without limitation, exercising any remedies that the Corporation has pursuant to the convertible notes issued to the Corporation by DrivenIQ, designating board directors of DrivenIQ or providing any consent the Corporation has in its capacity as a stockholder or noteholder of DrivenIQ.

ARTICLE III

ISSUANCE OF SHARES; RESTRICTIONS ON TRANSFER; RIGHTS OF FIRST REFUSAL; TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS

3.1.	Future Shareholders.

The Corporation shall require each Person that acquires Equity Securities (excluding options to acquire Common Stock) after the date hereof (a “Future Shareholder”), as a condition to the effectiveness of such acquisition, to execute a joinder to this Agreement, substantially in the form attached hereto as Exhibit A (a “Joinder Agreement”), agreeing to be treated as (i) the Arena Investor, if such Person acquires such Equity Securities from the Arena Investor, (ii) an Other Shareholder, if such Person acquires such Equity Securities from an Other Shareholder, or (iii) an Other Shareholder, if such Person is not otherwise a Shareholder and acquires Equity Securities from the Corporation, whereupon, in each case, such Person shall be bound by, and entitled to the benefits of, the provisions of this Agreement relating to the Arena Investor or Other Shareholders, as the case may be. The Shareholders agree to take all actions necessary to permit the Corporation to comply with all of its obligations under all agreements with the Arena Investor. Upon an uplisting of the Company, the requirement to execute and deliver Joinder Agreement pursuant to this Section 3.1 will terminate.

3.2.	Limitations on Transfers.

(a)          Each Shareholder agrees that such Shareholder will not Transfer all or any portion of the Shares held by such Shareholder except in connection with, and strictly in compliance with the conditions of, the following:

(i)           Transfers approved by the Board;

(ii)          Transfers effected pursuant to Sections 3.3 and 3.4, in each case made strictly in accordance with the procedures set forth therein; provided that such Transferee(s) shall have executed a Joinder Agreement;

(iii)         Transfers by such Shareholder to or for the benefit of any spouse or child, or to such Shareholder’s parents or parents-in-law or to a lineal descendant of the Shareholder’s parents or parents-in-law or to a trust for such descendant’s benefit; provided that such Transferee shall have executed a Joinder Agreement;

(iv)         Transfers by any Shareholder of all or any portion of the Shares held by such Shareholder to any parent corporation, wholly-owned subsidiary, Affiliate, Related Fund, or partner, of any such Shareholder if Shareholder is a partnership, or member if Shareholder is a limited liability company (including without limitation Transfers by the Shareholder to a limited liability company wholly owned by the Shareholder); provided that the Transferee shall have executed a Joinder Agreement;

(v)       Transfers for bona fide estate planning purposes, either by will or by the laws of intestate succession, to such Shareholder’s executors, administrators, testamentary trustees, legatees or beneficiaries; provided that such Transferee shall have executed a Joinder Agreement; and

(vi)       Transfers by such Shareholder to the Corporation or to another Shareholder of the Corporation.

Any Transferee described in the preceding clauses (i), (ii), (iii), (iv), (v) and (vi) shall be referred to herein as a “Permitted Transferee”.

(b)          No Transfer of any Equity Securities by any Shareholder shall become effective unless and until (i) the Transferee (unless already subject to this Agreement) executes and delivers to the Corporation a Joinder Agreement, agreeing to be treated in the same manner as the Transferring Shareholder (i.e., as either the Arena Investor or an Other Shareholder) and (ii) such Transfer is either (x) a Transfer to a Permitted Transferee or (y) otherwise made in compliance with this Article III. Upon such Transfer and such execution and delivery, the Transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the Transferred Equity Securities in the same manner as the Transferring Shareholder. The provisions regarding Transfers of Equity Securities contained in this Article III shall apply to all Equity Securities now owned or hereafter acquired by a Shareholder. Any Transfer of Equity Securities by a Shareholder not made in accordance with this Article III shall be void ab initio.

(c)          Notwithstanding anything to the contrary contained herein, no Shareholder may Transfer any Equity Securities to any Person (or to any Affiliate thereof), other than in connection with an Approved Sale, who directly or indirectly competes with the Corporation or any of the Corporation’s Subsidiaries, as determined by the Board.

(d)          Each Shareholder that is an entity that was formed for the sole purpose of directly or indirectly acquiring Equity Securities or that has no substantial assets other than Equity Securities or direct or indirect interests in Equity Securities agrees that (i) certificates for shares of its common stock or other instruments reflecting equity interests in such entity (and the certificates for shares of common stock or other equity interests in any similar entities controlling such entity) will note the restrictions contained in this Agreement on the restrictions on transfer of shares as if such common stock or other equity interests were Equity Securities, (ii) no shares of such common stock or other equity interests may be Transferred to any Person other than in accordance with the terms and provisions of this Agreement as if such common stock or other equity interests were Equity Securities and (iii) any Transfer of such common stock or other equity interests shall be deemed to be a transfer of a pro rata number of Equity Securities hereunder.

3.3.	Rights of First Refusal.

(a)          Other Shareholder Transfers. In the event that any Other Shareholder or any of such Other Shareholder’s Permitted Transferees (a “Transferring Shareholder”) proposes to Transfer all or any portion of the Shares held by such Other Shareholder (a “Proposed Transaction”) to a Person other than a Permitted Transferee (a “Proposed Transferee”), such Other Shareholder or Permitted Transferee may consummate the Proposed Transaction, provided that such parties strictly comply with the following provisions:

(i)           Offer Notice. Such Transferring Shareholder shall deliver written notice (the “Offer Notice”) of its desire to consummate the Proposed Transaction to the Arena Investor and the Corporation and shall otherwise comply with the provisions of this Section 3.3 and, if applicable, Section 3.4. The Offer Notice shall specify: (i) the number of Shares and type of Equity Securities of the Transferring Shareholder subject to the Proposed Transaction (the “Offered Shares”); (ii) the consideration per Share to be paid for the Offered Shares (the “Offer Price”); (iii) the identities of the Proposed Transferees; and (iv) all other material terms and conditions of the Proposed Transaction. In the event that the Offer Price is stated in consideration other than cash or cash equivalents, the Board will determine the fair market value of such consideration, reasonably and in good faith, and the Arena Investor or the Corporation may exercise their respective Rights of First Refusal (as defined below) by payment of such fair market value in cash or cash equivalents. If the Transferring Shareholder disagrees with the Board’s determination of fair market value, then, upon a written request from the Transferring Shareholder, the Board shall engage on behalf of the Corporation a reputable investment banking firm to undertake such valuation. The Transferring Shareholder shall pay all fees and expenses of such investment banking firm. The Transferring Shareholder’s Offer Notice shall constitute an irrevocable offer to sell all of the Offered Shares to the Arena Investor and the Corporation on the basis described below at a purchase price per Share equal to the Offer Price, and on the same terms as set forth in the Offer Notice.

(ii)          Arena Investor’s Right of First Refusal. For a period of fifteen (15) Business Days after giving the Offer Notice pursuant to Section 3.3(a)(i) and (the “Arena Option Period”), the Arena Investor shall have the first right (the “Arena Right of First Refusal” and, together with the Corporation Right of First Refusal, the “Rights of First Refusal”) to accept the offer to purchase all of the Offered Shares for the consideration per Share and on the terms and conditions specified in the Offer Notice. The Arena Investor shall exercise its Right of First Refusal by giving notice of such acceptance to the Transferring Shareholder within the Investor Option Period, which notice shall indicate the number of Offered Shares which the Arena Investor shall purchase. The failure of the Arena Investor to respond within the Arena Option Period shall be deemed to be a waiver of the Arena Right of First Refusal, provided that the Arena Investor may waive its Right of First Refusal prior to the expiration of the Arena Option Period by giving written notice to the Transferring Shareholder, with a copy to the Corporation. The closing for any purchase of Shares by the Arena Investor hereunder shall take place within fifteen (15) Business Days after the expiration of the Arena Option Period.

(iii)         Corporation Right of First Refusal. If the Arena Investor does not elect to purchase all of the Offered Shares pursuant to Sections 3.3(a)(ii), then for a period of fifteen (15) Business Days after the expiration of the Investor Option Period pursuant to Section 3.3(a)(ii)(the “Second Option Period”), the Corporation shall have the second right (the “Corporation Right of First Refusal”) to purchase any or all of the remaining Offered Shares at a purchase price per Share equal to the Offer Price and upon the terms and conditions set forth in the Offer Notice. The right of the Corporation to purchase any or all of the Offered Shares under this Section 3.3(a)(iii) shall be exercisable by delivering written notice of the exercise of the Corporation Right of First Refusal, prior to the expiration of the Second Option Period, to the Transferring Shareholder, with a copy to the Arena Investor and the rest of the Other Shareholders, which notice shall state the number of Offered Shares elected to be purchased by the Corporation. The failure of the Corporation to respond within the Second Option Period shall be deemed to be a waiver of the Corporation Right of First Refusal, provided that the Corporation may waive its Corporation Right of First Refusal prior to the expiration of the Second Option Period by giving written notice to the Transferring Shareholder, with a copy to the Arena Investor and the rest of the Other Shareholders. The closing for any purchase of the Offered Shares by the Corporation hereunder shall take place within fifteen (15) Business Days after the expiration of the Second Option Period.

(iv)         Sale to Proposed Transferee. In the event that the Arena Investor and/or Corporation do not elect to exercise their respective Rights of First Refusal with respect to all of the Offered Shares, the Transferring Shareholder may consummate the sale of the remaining Offered Shares to the Proposed Transferee on the terms and conditions set forth in the Offer Notice, subject to the provisions of Section 3.4; provided that the Proposed Transferee shall have executed a Joinder Agreement and the other conditions of Sections 3.1 and 3.2 have been satisfied. If the Transferring Shareholder’s Transfer to the Proposed Transferee is not consummated in accordance with the terms of the Offer Notice within the later of: (i) ninety (90) days after the expiration of the later of (x) the Corporation Right of First Refusal and (y) the Tag-Along Rights set forth in Section 3.4, if applicable; and (ii) the satisfaction of all governmental approval or filing requirements, if any, the Proposed Transaction shall be deemed to lapse, and any Transfers of Shares pursuant to such Proposed Transaction shall be deemed to be in violation of the provisions of this Agreement unless the Arena Investor and the Corporation are once again afforded the Rights of First Refusal provided for herein with respect to such Proposed Transaction.

3.4.         Tag-Along Rights. In the event that any Transferring Shareholder proposes to Transfer all or any portion of the Offered Shares in a Proposed Transaction, and the Rights of First Refusal under Section 3.3 above are not exercised with respect to all of the Offered Shares proposed to be Transferred, such Transferring Shareholder may Transfer the remaining Offered Shares only pursuant to and in accordance with the following provisions of this Section 3.4:

(a)          Each Shareholder shall have the right to participate in the Proposed Transaction on the terms and conditions herein stated (the “Tag-Along Right”), which right shall be exercisable upon written notice (the “Acceptance Notice”) to the Transferring Shareholder within fifteen (15) Business Days after receipt by the Shareholders of a written notice (“Tag-Along Notice”) from the Transferring Shareholder that the Arena Investor and Corporation have not elected to exercise their Rights of First Refusal with respect to all of the Offered Shares. The Acceptance Notice shall indicate the maximum number of Shares each Shareholder wishes to Transfer on the terms and conditions stated in the Offer Notice.

(b)          Each Shareholder shall have the right to exercise its Tag-Along Right and sell a portion of its Shares pursuant to the Proposed Transaction which is equal to or less than the product obtained by multiplying: (i) the remaining number of Offered Shares to be sold to a Proposed Transferee pursuant to the Proposed Transaction by (ii) a fraction, the numerator of which is the total number of Shares deemed to be held by such Shareholder on the date of the Tag- Along Notice, and the denominator of which is the total number of Shares deemed to be held by the Transferring Shareholder and deemed to be held by all of the Shareholders exercising the Tag- Along Right.

(c)          Within fifteen (15) Business Days after the date by which the Shareholders were required to deliver the Acceptance Notice to the Transferring Shareholder, the Transferring Shareholder shall notify each participating Shareholder of the number of Shares elected to be sold by such Shareholder that will be included in the sale and the date on which the Proposed Transaction will be consummated, which shall be no later than the later of: (i) thirty (30) days after the date by which the Shareholders were required to notify the Transferring Shareholder of their intent to exercise the Tag-Along Right; and (ii) the satisfaction of all governmental approval or filing requirements, if any.

(d)          Any Shareholder may effect its participation in any Proposed Transaction hereunder by delivery to the Proposed Transferee, or to the Transferring Shareholder for delivery to the Proposed Transferee, of one or more instruments or certificates, properly endorsed for Transfer, representing the Shares it elects to sell therein and by executing the agreement effecting such Proposed Transaction; provided that all Shareholders exercising the Tag-Along Right shall take all necessary and desirable actions in connection with the consummation of the Proposed Transaction, including, without limitation, the execution of such agreements and such instruments and other actions reasonably necessary to provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Proposed Transaction. At the time of consummation of the Proposed Transaction, the Proposed Transferee shall remit directly to each such Shareholder that portion of the sale proceeds to which such Shareholder is entitled by reason of its participation therein.

(e)          Promptly after such sale, the Transferring Shareholder shall notify each Shareholder of the consummation and shall furnish evidence of the completion of such sale and of the terms thereof as may reasonably be requested in writing by any such Shareholder. In the event that the Proposed Transaction is not consummated within the period required by subsection (c) hereof or the Proposed Transferee fails to timely remit to each such Shareholder its portion of the sale proceeds, the Proposed Transaction shall be deemed void, and any Transfers of Offered Shares pursuant to such Proposed Transaction shall be in violation of the provisions of this Agreement unless the Transferring Shareholder once again complies with the provisions of Sections 3.3 and 3.4 hereof with respect to such Proposed Transaction.

3.5.	Preemptive Rights.

(a)          If the Corporation proposes to issue any New Securities to any Person, the Corporation shall, before such issuance, deliver to the Shareholders (other than those Shareholders that are not Accredited Investors) (collectively, the “Subscribing Shareholders”) a written notice offering to issue to the Subscribing Shareholders such New Securities upon the terms set forth in this Section 3.5 (the “Preemptive Offer Notice”). The Preemptive Offer Notice shall state that the Corporation proposes to issue New Securities and shall set forth the number and terms and conditions (including the purchase price (the “New Security Purchase Price”)) of such New Securities. The offer (the “Preemptive Offer”) shall remain open and irrevocable for a period of fifteen (15) days (the “Preemptive Offer Period”) from the date of its delivery.

(b)          Each Subscribing Shareholder may accept the Preemptive Offer by delivering to the Corporation a notice (the “Purchase Notice”) at any time during the Preemptive Offer Period. The Purchase Notice shall state the number (the “Preemptive Offer Number”) of New Securities such Subscribing Shareholder desires to purchase. If the sum of all Preemptive Offer Numbers exceeds the number of New Securities, the New Securities shall be allocated among the Subscribing Shareholders that delivered a Purchase Notice in accordance with their respective Pro Rata Amounts (based on the aggregate number of Common Stock Equivalents outstanding at the time of the Preemptive Offer and held by all Subscribing Shareholders).

(c)          The issuance of New Securities to the Subscribing Shareholders who delivered a Purchase Notice shall be made on a Business Day, as designated by the Corporation, not less than ten (10) and not more than sixty (60) days after expiration of the Preemptive Offer Period on those terms and conditions of the Preemptive Offer not inconsistent with this Section 3.5.

(d)          If the number of New Securities exceeds the sum of all Preemptive Offer Numbers, the Corporation may issue such excess or any portion thereof on the terms and conditions set forth in the Preemptive Offer to any Person within ninety (90) days after expiration of the Preemptive Offer Period. If such issuance is not made within such 90-day period, the restrictions provided for in this Section 3.5 shall again become effective.

(e)          For purposes of this Section 3.5, each Subscribing Shareholder may aggregate his, her or its Pro Rata Amount among other Subscribing Shareholders in his, her or its Group to the extent that other Subscribing Shareholders in his, her or its Group do not elect to purchase their respective Pro Rata Amounts.

(f)          Notwithstanding anything to the contrary contained herein, the Corporation may, in order to expedite the issuance of the New Securities under this Section 3.5(f), issue all or a portion of the New Securities to one or more Persons (each, an “Initial Subscribing Investor”), without complying with the provisions of this Section 3.5; provided, that prior to such issuance, either (i) each Initial Subscribing Investor agrees to offer to sell to each Shareholder who is an accredited investor and who is not an Initial Subscribing Investor (each such Shareholder, an “Other Accredited Shareholder”) his or its respective pro rata amount of such New Securities on the same terms and conditions as issued to the Initial Subscribing Investors or (ii) the Corporation shall offer to sell an additional amount of New Securities to each Other Accredited Shareholder only in an amount and manner which provides such Other Accredited Shareholder with rights substantially similar to the rights outlined in Sections 3.5(b) and 3.5(c). The Initial Subscribing Investors or the Corporation, as applicable, shall offer to sell such New Securities to each Other Accredited Shareholder within sixty (60) days after the closing of the purchase of the New Securities by the Initial Subscribing Investors.

3.6.	Sale of the Corporation; Drag-Along Rights.

(a)          At any time that (i) the Board, subject to Section 2.6(x), (shall approve a Sale of the Corporation to one or more Persons, or (any such approved Sale of the Corporation pursuant to clause (i) or (ii), an “Approved Sale”), each Shareholder and the Corporation shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as (A) a merger or consolidation of the Corporation or a sale of all or substantially all of the Corporation’s assets, each Shareholder shall, and hereby does, waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation and hereby instructs the Board to vote in favor of such Approved Sale, or (B) a sale of shares of Equity Securities (whether directly or indirectly through the sale of a Shareholder), each Shareholder shall, and hereby does, agree to sell their Equity Securities (whether directly or indirectly through the sale of a Shareholder) on the terms and subject to the conditions approved by, as applicable, the Board (such approving Person, as applicable, the “Sale Representative”), and in each such instance shall release any claims any Shareholder may have against the Arena Investor, the Board or such other Sale Representative in connection with such Approved Sale. All Shareholders and the Corporation shall take all necessary and desirable actions in connection with the consummation of the Approved Sale, including, without limitation, the execution of such agreements and such instruments and other actions reasonably necessary to (1) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale and (2) to effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth below. The Shareholders shall not be required to comply with, and shall have no rights under, Sections 3.1 through 3.5 in connection with any Approved Sale.

(b)          The Corporation shall provide the Shareholders with written notice of any Approved Sale at least ten (10) days prior to the consummation thereof setting forth in reasonable detail the terms (including price, time and form of payment) of any Approved Sale. The obligations of the Shareholders to participate in any Approved Sale are subject to the satisfaction of the following conditions:

(i)           each Shareholder shall receive the same portion of the aggregate consideration from such Approved Sale that such Shareholder would have received if such aggregate consideration (in the case of an asset sale, after payment or provision for all liabilities) had been distributed by the Corporation in a Liquidation;

(ii)          if any Shareholders of a class, series or type of Equity Securities are given an option as to the form and amount of consideration to be received with respect to Equity Securities in a class, series or type, all holders of Equity Securities of such class, series or type will be given the same option; provided, however, that those Shareholders that are not Accredited Investors shall not be entitled to receive securities in connection with such Approved Sale and instead, shall receive cash proceeds equivalent in value to the securities being offered in such Approved Sale (as determined in good faith by the Board); and

(iii)         no Shareholder shall be obligated to pay more than his or its pro rata amount of reasonable expenses incurred (based on the proportion of the aggregate transaction consideration received) in connection with a consummated Approved Sale to the extent such expenses are incurred for the benefit of all Shareholders and are not otherwise paid by the Corporation or the acquiring party (expenses incurred by or on behalf of a Shareholder for its or his sole benefit not being considered expenses incurred for the benefit of all Shareholders).

(c)          Each Shareholder and the Corporation hereby grants an irrevocable proxy and power of attorney to the Sale Representative to take all necessary actions and execute and deliver all documents deemed necessary and appropriate by such Person to effectuate the consummation of any Approved Sale. The Shareholders hereby agree to indemnify, defend and hold the Sale Representative harmless (severally in accordance with their pro rata share of the consideration received in any such Approved Sale (and not jointly and severally)) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the proxy and power of attorney granted hereby.

ARTICLE IV

PROTECTIVE PROVISIONS

4.1.	Confidentiality.

Each Shareholder agrees that such Shareholder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Corporation) any confidential information obtained from the Corporation pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 4.1 by such Shareholder), (b) is or has been independently developed or conceived by such Shareholder without use of the Corporation’s confidential information, or (c) is or has been made known or disclosed to such Shareholder by a third party without a breach of any obligation of confidentiality such third party may have to the Corporation; provided, however, that a Shareholder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Corporation; (ii) to any prospective purchaser of any Shares from such Shareholder, if such prospective purchaser agrees to be bound by the provisions of this Section 4.1; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Shareholder in the ordinary course of business, provided that such Shareholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Shareholder promptly notifies the Corporation of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.	Information Rights. The Corporation covenants and agrees that it shall provide to the Shareholders:

(a)          as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Corporation (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, provided that all such financial statements shall be audited and certified by independent public accountants of recognized national standing selected by the Corporation (the “Audit Firm”);

(b)          as soon as practicable, but in any event within 45 days after the end of each quarter of each fiscal year of the Corporation, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year- end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP), provided that all such financial statements shall be reviewed by the Audit Firm by fiscal year 2022; and

(c)          as soon as practicable, but in any event by December 31st of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Corporation.

If, for any period, the Corporation has any subsidiary whose accounts are consolidated with those of the Corporation, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Corporation and all such consolidated subsidiaries.

5.2.         Inspection. The Corporation shall permit each Shareholder, at such Shareholder’s expense, to visit and inspect the Corporation’s properties; examine its books of account and records; and discuss the Corporation’s affairs, finances, and accounts with its officers, during normal business hours of the Corporation as may be reasonably requested by such Shareholder; provided, however, that the Corporation shall not be obligated pursuant to this Section 5.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Corporation) or the disclosure of which would adversely affect the attorney-client privilege between the Corporation and its counsel.

5.3.	Expenses.

The Corporation will pay, and hold the Arena Investor and/or its representatives harmless against all liability for the payment of: (i) all costs and other expenses incurred from time to time by the Corporation or any of its Subsidiaries in connection with the Corporation’s or any of its Subsidiaries’ performance of and compliance with all agreements and conditions contained in this Agreement on its part to be performed or complied with, and (ii) the reasonable costs and expenses (including fees and expenses of counsel, accountants and other advisors) incurred by the Arena Investor and its Affiliates in connection with any amendment or waiver of, or enforcement of, any of the provisions of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1.	Amendments, Waivers and Consents.

This Agreement may be amended, modified or terminated (other than pursuant to this Section 6.1) and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the holders of a majority of the then-outstanding Other Shareholder Shares, and (b) the holders of a majority of the then-outstanding Arena Investor Shares. Any amendment, modification, termination or waiver so effected will be binding upon the Corporation, the Arena Investor, the Other Shareholders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, the consent of the Other Shareholders will not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply to, or would otherwise not disproportionately and adversely affect the rights, preferences, powers or privileges of the Other Shareholders set forth hereunder as compared to the rights, preferences, powers or privileges of the Arena Investor. The holders of a majority of all then outstanding Other Shareholder Shares may grant a waiver or effect any modification or amendment on behalf of all Other Shareholders. Each waiver or exception to any term, condition or provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which it was given and in no event will be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.2.	Legend on Securities.

The Corporation and each of the Shareholders acknowledge and agree that substantially the following legend shall be typed on each certificate evidencing any of the Shares held at any time by a Shareholder:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SHARES, (ii) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SHARES SATISFACTORY TO THIS CORPORATION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (iii) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF (A “TRANSFER”) UNLESS SUCH TRANSFER COMPLIES WITH THE PROVISIONS OF A SHAREHOLDERS’ AGREEMENT, DATED AS OF NOVEMBER ___, 2024, AS AMENDED, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THIS CORPORATION AND AVAILABLE TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

6.3.	Notices and Demands.

Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto or thereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile or five (5) Business Days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or one (1) Business Day after being sent by overnight delivery providing receipt of delivery, to:

(a)          If to the Corporation, at such address designated by the Corporation to the Arena Investor in writing (email being sufficient); and

(b)          If to the Shareholders, at the mailing and email addresses as shown on the signature pages hereto or on the Joinder Agreement of such Shareholder, or at such other address designated by a Shareholder to the Corporation in writing.

6.4.	Remedies; Severability.

Notwithstanding the last sentence of this Section 6.4, it is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance in federal or state courts in the State of Delaware (to the extent permitted by law), without the necessity of posting any bond or other security. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

6.5.	Counterparts; Electronic Execution.

This Agreement may be executed in counterparts, and/or via electronic signature, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6.6.	Effect of Heading.

The section headings herein are for convenience only and shall not affect the construction hereof.

6.7.	Governing Law.

This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.8.	Dispute Resolution.

The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.9.	Integration; Entire Agreement.

This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter. The parties hereto represent and warrant that there are no other agreements or understandings regarding any of the subject matter hereof other than as set forth herein and covenant not to enter into any such agreements or understandings after the date hereof except pursuant to an amendment, modification or waiver of the provisions of this Agreement.

6.10.	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Corporation by way of merger or otherwise shall specifically agree to be bound by the terms hereof.

6.11.	Termination.

This Agreement shall terminate, in its entirety, on the occurrence of any of the following events: (i) the rendering of any final adjudication against the Corporation in any proceeding under any bankruptcy, receivership, insolvency, readjustment of debt or similar law of any jurisdiction; or (ii) a Liquidation. The rights and obligations of any Shareholder under this Agreement shall in any event terminate when he shall no longer own or hold any Shares of record or beneficially; provided that a Shareholder’s obligations under Section 4.1 shall survive any such termination with respect to a Shareholder. Notwithstanding anything to the contrary contained in this Agreement, the termination of this Agreement or of the rights or obligations of any Shareholder under this Agreement, whether pursuant to this Section 6.11 or otherwise, shall not affect any rights or obligations of any parties hereto which have accrued or arisen prior to the effective date of any such termination.

6.12.	Further Assurances.

Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

6.13.	Informed Consent.

Each Shareholder hereby represents and warrants that such Shareholder has read this Agreement, and has consulted with, or has had sufficient opportunity to consult with, independent counsel of his choice regarding the terms and effect of this Agreement, and that such Shareholder’s execution of this Agreement constitutes such shareholder’s knowing and voluntary agreement to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Shareholders' Agreement on the date first written above.

CAPSTONE TECHNOLOGIES GROUP, INC.

By: /s/ Mike Pruitt
Name: Mike Pruitt
Title: Chairman

ARENA INVESTOR:

ARENA INVESTORS, LP

By: /s/ Lawrence Cutler
Name: Lawrence Cutler
Title: Authorized Signatory